Exhibit 16.1

February 27, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The Hershey Company and, under the date of February 21, 2017, we reported on the consolidated financial statements of The Hershey Company and subsidiaries (“The Hershey Company”) as of and for the years ended December 31, 2016 and 2015 and the effectiveness of internal control over financial reporting as of December 31, 2016. On April 21, 2016, we were notified that the auditor- client relationship with KPMG LLP will cease upon completion of the audits of The Hershey Company’s consolidated financial statements as of and for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, and the issuance of our report thereon. On February 21, 2017, we completed our audits and the auditor-client relationship ceased. We have read The Hershey Company’s statements included under Item 4.01 of its Form 8-K dated February 27, 2017, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP